EXHIBIT 99.1


PRESS RELEASE                                      Source: Tarrant Apparel Group

TARRANT APPAREL GROUP PROVIDES BUSINESS UPDATE


LOS ANGELES,  Nov. 1  /PRNewswire-FirstCall/  -- Tarrant  Apparel Group (Nasdaq:
TAGS), a design and sourcing company for private label and private brand casual apparel today announced its updated outlook for fiscal 2005.

The Company now anticipates that net sales for fiscal 2005 will be in the range of $210 million to $215 million compared to $155 million last year. Net income is expected to be in the range of $1 million to $2 million versus a substantial net loss in the prior year. Previously, the Company estimated that net sales for fiscal 2005 would be in the range of $240 million to $250 million, and that net income would be in the range of $9 million to $12 million.

The reduced sales projection is the result of several factors, including the general slowing in denim sales relative to initial plans, which affected every customer to some extent, and has also negatively impacted the Company's Private Brands fourth quarter bookings. Also, Kmart has decided to discontinue distribution of the Gear 7 brand, which will negatively impact fourth quarter sales results. The Company is actively looking for another distribution channel or retail alliance for the Gear 7 brand.

The reduced profit projection is based on the lowered top line sales estimate, and the negative impact on margins of unexpected costs associated with the safeguards imposed by the US government against China imports. As a result of the safeguards, the Company incurred additional air freight and other costs on merchandise that may otherwise have been embargoed.

Barry Aved, President and CEO of Tarrant Apparel Group, commented, "While we will fall short of our expectations for 2005 due to certain unanticipated events in the second half of the year, we are extremely pleased with our significant year over year improvements. As was widely expected, there were many more new premium denim lines competing for market share. However, it wasn't anticipated that denim demand would soften significantly in a period when most retailers planned higher sales. We now expect a short period of weakness in denim while retailers re-balance inventories, but we believe that our track record as a preferred denim source should serve to support our future sales plans."

Mr. Aved concluded, "We are committed to our dual strategy of expanding our private brands business and executing our proven trading model for private label. In addition to continued growth from American Rag CIE, we currently anticipate solid growth in 2006 for the "Princy by Jessica Simpson" brand, and we expect begin shipping the "House of Dereon by Tina Knowles" line this November. As for our Private Label business, we will remain focused on increasing our business with leading retailers, improving our position as a value added supplier and generating results through the strength of our design leadership."

The Company intends to provide its outlook for 2006 when it reports third quarter results on November 10, 2005.

About Tarrant Apparel Group

Tarrant Apparel Group serves specialty retailers, mass merchants, national department stores, and branded wholesalers by designing, merchandising, contracting for the manufacture of, and selling casual and well-priced apparel for women, men, and children. Through its subsidiary, Private Brands, Inc., Tarrant designs, markets, and distributes privately owned brands, including
American Rag CIE, and has exclusive license agreements with several celebrity brands such as Jessica Simpson's Princy, and Tina Knowles' House of Dereon.


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Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward looking statements in this news release include sales and net income guidance for fiscal 2005 and the anticipated growth of certain brands in 2006. Factors which could cause actual results to differ materially from these forward-looking statements include a softening of retailer or consumer acceptance of the Company's products, pricing pressures and other competitive factors, continued intervention of the U.S. government in China imports, the unanticipated loss of a major customer, delays in the launch of new private brands, and the inability to raise additional capital necessary to support anticipated growth. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.


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